Exhibit 99.1

Except as the context otherwise requires or as otherwise noted, “Lamar Media,” “we,” “us” and “our” refer herein to

Lamar Media Corp. and its subsidiaries. Lamar Advertising Company is referred to herein as “Lamar Advertising.”

Business and Risk Factor Disclosure

Business

Lamar Advertising REIT election

Lamar Advertising is actively considering an election to convert to real estate investment trust (“REIT”) status for U.S. federal income tax purposes. In conjunction with that review, Lamar Advertising submitted a private letter ruling request to the U.S. Internal Revenue Service (the “IRS”) in November 2012 addressing certain matters relevant to its qualification as a REIT. After a delay caused by internal IRS procedures and considerations, in November 2013 Lamar Advertising was advised by the IRS that it will resume issuing private letter rulings regarding the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and that the IRS is actively working on Lamar Advertising’s private letter ruling request.

On January 2, 2014, the IRS published Revenue Procedure 2014-3. This revenue procedure provided an updated list of those provisions of the Code with respect to which the IRS will not issue letter rulings or determination letters. The classification of outdoor advertising displays for REIT qualification purposes was included in this “no rule” list. If, however, an election is made by a taxpayer under Code §1033(g)(3) to treat the taxpayer’s outdoor advertising displays as real property, the IRS may rule on whether an asset that is not within the scope of the election, but is related to the outdoor advertising displays, constitutes real property for REIT purposes. Lamar Advertising has previously represented to the IRS, in conjunction with the ongoing discussions related to its private letter ruling request, that it intends to make a §1033(g)(3) election. Based on discussions with counsel and its ongoing discussions with the IRS, Lamar Advertising does not anticipate that this revenue procedure will negatively impact its ability to obtain its requested private letter ruling.

The timing of any IRS response remains uncertain and we are not able to predict when Lamar Advertising will receive a definitive response to its private letter ruling request. Lamar Advertising remains optimistic that it will be in a position to convert to a REIT effective January 1, 2014. Lamar Advertising completed an internal corporate restructuring to transfer certain of its assets and activities to newly formed, wholly owned taxable REIT subsidiaries, resulting in a structure that is intended to be in compliance with applicable REIT rules as of January 1, 2014.

As a REIT, with limited exceptions, Lamar Advertising and its subsidiaries, including Lamar Media, but excluding any taxable REIT subsidiaries, will not be taxed under federal and certain state income tax laws at the corporate level on their net income to the extent net income is distributed to the stockholders of Lamar Advertising. Qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are limited judicial and administrative interpretations and involves the determination of a variety of factual matters and circumstances not entirely within Lamar Advertising’s or our control.

Lamar Advertising’s decision to proceed with a REIT election is subject to the approval of its board of directors. A favorable IRS ruling, if received, does not guarantee that Lamar Advertising would succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election. Lamar Advertising may not ultimately pursue a conversion to a REIT, and it can provide no assurance that a REIT conversion, if completed, will be successfully implemented or achieve the intended benefits.

Proposed amendment to Lamar Media’s senior credit facility

Lamar Media is currently seeking an amendment to its senior credit facility providing for an increase in the revolving portion of its senior credit facility from $250 million to $400 million and an extension of its term to January 2019, an increase in the incremental facility from $300 million to $500 million and modifications to certain covenants to account for Lamar Advertising’s potential conversion to REIT status (the “Proposed Amendment”).

Lamar Media’s lenders have no obligation to make any additional commitments to Lamar Media under its senior credit facility, including under the incremental facility, or to agree to the Proposed Amendment. The consummation of the proposed institutional private placement of senior notes of Lamar Media disclosed in this Current Report on Form 8-K (the “Offering”) is not conditioned on Lamar Media obtaining the Proposed Amendment. No assurance can be given that Lamar Media will be successful in obtaining the Proposed Amendment on the terms described above or at all.

Risk Factors

Risks related to Lamar Media’s business and operations

Federal, state and local regulation impact our operations, financial condition and financial results.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal—Aid Primary, Interstate and National Highway Systems roads. The HBA requires states, through the adoption of individual Federal/State Agreements, to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal—Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed with applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially impacted our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

In January 2013, Scenic America, Inc., a nonprofit membership organization, filed a lawsuit against the U.S. Department of Transportation (“USDOT”) and the Federal Highway Administration (“FHWA”). The complaint alleges that the FHWA exceeded its authority when, in 2007, the agency issued guidance to assist its division offices in evaluating state regulations that authorize the construction and operation of digital billboards that are in conformance with restrictions on “intermittent”, “flashing” or “moving” lights, which restrictions are contained in the individual Federal/State Agreements that implement the provisions of the HBA (the “2007 Guidance”). The complaint also alleges that in issuing the 2007 Guidance, the FHWA violated the Administrative Procedures Act by not first engaging in formal rulemaking. The complaint further alleges that the 2007 Guidance violated the HBA because it adopted “a new lighting standard” without first amending the provisions of the Federal/State Agreements. Finally, the complaint alleges that the 2007 Guidance violates the HBA because digital billboards are themselves “inconsistent with customary use” of outdoor advertising, as that term is used in the HBA. As the principal remedy for these alleged violations, the complaint seeks an injunction vacating the 2007 Guidance. If the 2007 Guidance is vacated, the agency could then elect to undertake rulemaking or other new administrative action with respect to digital billboards that, if enacted in a way that placed additional restrictions on digital billboards, ultimately could have a material adverse effect on our business, results of operations and financial condition.

On December 30, 2013, USDOT and FHWA published a Notice encouraging states to work with the FHWA to review their Federal/State Agreements, most of which were put in place in the late 1960s and early 1970s, to determine if amendments are advisable. FHWA encouraged each state to work with their FHWA division offices to amend its Federal/State Agreement so that it is consistent with the state’s current outdoor advertising objectives and address the evolving technology being used or that could be used in the future by the outdoor industry. The Notice details a multi-step process to achieve this goal. The Notice does not make any reference to the 2007 Guidance, nor does it recommend or require any specific substantive amendments to a state’s Federal/State Agreement. It is uncertain whether the FHWA Notice will have any impact on current federal, state or local regulation of outdoor advertising signs or on the above-referenced Scenic America law suit. To the extent that any Federal/State Agreements are amended in a manner that places new restrictions on outdoor advertising it could have a material adverse effect on our business, results of operations or financial condition.

Relatively few large scale studies have been conducted to date regarding driver safety issues, if any, related to digital billboards. On December 30, 2013, the results of a study conducted by USDOT and FHWA that looked at the effect of digital billboards and conventional billboards on driver visual behavior were issued. The conclusions of the report indicated that the presence of digital billboards did not appear to be related to a decrease in looking toward the road ahead and were generally within acceptable thresholds. The report cautioned, however, that it adds to the knowledge base but does not present definitive answers to the research questions investigated. Accordingly, the results of this or other studies may result in regulations at the federal or state level that impose greater restrictions on digital billboards. Any new restrictions on digital billboards could have a material adverse effect on both our existing inventory of digital billboards and our plans to expand our digital deployment, which could have a material adverse effect on our business, results of operations and financial condition.

Risks related to Lamar Advertising’s potential REIT conversion

Lamar Advertising may not elect to be treated as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2014 or at all. Because the timing and availability of the REIT election is uncertain, Lamar Advertising and its subsidiaries, including Lamar Media, may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2014 or at all.

Lamar Advertising is considering an election to be treated as a REIT for federal income tax purposes beginning January 1, 2014. However, its election to be taxed as a REIT depends on numerous factors, including the receipt of a private letter ruling from the IRS, the approval of the election by its board of directors and its ability to satisfy the requirements for qualification as a REIT during its taxable year ending December 31, 2014. If Lamar Advertising does not elect REIT status for its taxable year ending December 31, 2014, the benefits attributable to Lamar Advertising’s qualification and taxation as a REIT, including its ability to reduce its corporate level federal income tax through distributions to its stockholders, would not commence for the taxable year beginning on January 1, 2014, and Lamar Advertising, together with its subsidiaries, would pay corporate level income taxes on its taxable income, to the extent net operating losses are not available to reduce its taxable income, until such time, if any, as

Lamar Advertising became a REIT. Additionally, even if all steps necessary to implement the REIT conversion are effected, the board of directors of Lamar Advertising may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Lamar Advertising or its stockholders.

If Lamar Advertising fails to qualify as a REIT or fails to remain qualified as a REIT, both Lamar Advertising and Lamar Media would be taxed as regular C corporations and would not be able to deduct distributions to the stockholders of Lamar Advertising when computing their taxable income.

REIT qualification involves the application of highly technical and complex provisions of the Code to Lamar Advertising’s operations as well as various factual determinations concerning matters and circumstances not entirely within its control. There are limited judicial or administrative interpretations of these provisions. Although Lamar Advertising plans to operate in a manner consistent with the REIT qualification rules starting with its taxable year ending December 31, 2014, we cannot assure you that it will so qualify or remain so qualified. If Lamar Advertising makes the REIT election, Lamar Media will be treated as a qualified REIT subsidiary that is disregarded as separate from its parent REIT for federal income tax purposes.

If, in any taxable year, Lamar Advertising fails to qualify for taxation as a REIT, and is not entitled to relief under the Code:

•	it will not be allowed a deduction for distributions to its stockholders in computing its taxable income;

•	it and its subsidiaries, including Lamar Media, will be subject to applicable federal and state income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates; and

•	it would be disqualified from REIT tax treatment for the four taxable years following the year during which it was so disqualified.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to Lamar Advertising’s stockholders, may require it to borrow funds (under Lamar Media’s senior credit facility or otherwise) or liquidate some investments to pay any such additional tax liability. This adverse impact could last for five or more years because, unless it is entitled to relief under certain statutory provisions, it will be taxable as a corporation, beginning in the year in which the failure occurs, and it will not be allowed to re-elect to be taxed as a REIT for the following four years.

Even if Lamar Advertising qualifies as a REIT, certain of its and its subsidiaries’ business activities, including those of Lamar Media, will be subject to corporate level income tax and foreign taxes, which will continue to reduce its cash flows, and it will have potential deferred and contingent tax liabilities.

Even if Lamar Advertising qualifies for taxation as a REIT, it and its subsidiaries may be subject to certain federal, state, local and foreign taxes on its income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, Lamar Advertising could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

In order to qualify as a REIT, Lamar Advertising, through Lamar Media, plans to hold certain of its non-qualifying REIT assets and to receive certain non-qualifying items of income through one or more taxable REIT subsidiaries, or TRSs. These non-qualifying REIT assets consist principally of assets relating to its transit business and certain services. Those TRS assets and operations would continue to be subject, as applicable, to federal and state corporate income taxes. Furthermore, Lamar Advertising’s assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. Any of these taxes would decrease Lamar Media’s and Lamar Advertising’s earnings and the cash available for distributions to the stockholders of Lamar Advertising.

Lamar Advertising will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of its REIT conversion, to the extent of the built-in-gain based on the fair market value of those assets on the effective date of the REIT election in excess of its then tax basis in those assets. If Lamar Advertising elects REIT status for the taxable year beginning January 1, 2014, that tax on subsequently sold assets will be based on the fair market value and built-in-gain of those assets as of January 1, 2014. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect Lamar Advertising to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that it will not change its plans in this regard.

In addition, the IRS and any state or local tax authority may successfully assert liabilities against Lamar Advertising for corporate income taxes for taxable years of Lamar Advertising prior to the time it qualified as a REIT, in which case it will owe these taxes plus applicable interest and penalties, if any. Moreover, any increase in taxable income for these pre-REIT periods will likely result in an increase in earnings and profits, which could cause it to pay an additional taxable distribution to its stockholders after the relevant determination.

If Lamar Advertising converts to a REIT, it will be required to distribute at least 90% of its taxable income to its stockholders.

If Lamar Advertising converts to a REIT, it will be required to distribute to its stockholders with respect to each year at least 90% of its taxable income (net of any available net operating loss carry forwards) in order to qualify as a REIT, and 100% of its taxable income (net of any available net operating loss carry forwards) in order to avoid U.S. federal income and excise taxes. For these purposes, most of Lamar’s subsidiaries, including Lamar Media, will be treated as part of the REIT and therefore Lamar Advertising also will be required to distribute out their taxable income. Because the REIT distribution requirements will prevent us from retaining earnings, we may be required to refinance debt, including the notes offered hereby, at maturity with additional debt or equity, which may not be available on acceptable terms, or at all.

Covenants specified in our existing and future debt instruments may limit Lamar Advertising’s ability to make required REIT distributions.

The indentures relating to our senior credit facility and the indentures relating to our outstanding notes and the notes being offered hereby contain certain covenants that could limit Lamar Advertising’s distributions to its stockholders. If these limits prevent Lamar Advertising from satisfying its REIT distribution requirements, it could fail to qualify for taxation as a REIT. If these limits do not jeopardize its qualification for taxation as a REIT but do nevertheless prevent it from distributing 100% of its REIT taxable income, it will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

Lamar Advertising and its subsidiaries may be required to borrow funds, sell assets, or raise equity to satisfy its REIT distribution requirements or maintain the asset tests.

In order to meet the REIT distribution requirements and maintain its qualification and taxation as a REIT and avoid corporate income taxes, Lamar Advertising and/or its subsidiaries, including Lamar Media, may need to borrow funds, sell assets or raise equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings. Any insufficiency of its cash flows to cover Lamar Advertising’s REIT distribution requirements could adversely impact its ability to raise short- and long-term debt, to sell assets, or to offer equity securities in order to fund distributions required to maintain its qualification and taxation as a REIT and avoid corporate income taxes. Furthermore, the REIT distribution requirements may increase the financing Lamar Advertising needs to fund capital expenditures, future growth and expansion initiatives. This would increase its total leverage.

In addition, if Lamar Advertising fails to comply with certain asset tests, at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification. As a result, it may be required to liquidate otherwise attractive investments. These actions may reduce its income and amounts available for distribution to its stockholders.

Complying with REIT requirements may cause Lamar Advertising and Lamar Media to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, Lamar Advertising must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of Lamar Advertising common stock. For these purposes, Lamar Advertising is treated as owning the assets of and receiving or accruing the income of Lamar Media. Thus, compliance with these tests will require Lamar Advertising and Lamar Media to refrain from certain activities and may hinder their ability to make certain attractive investments, including investments in the businesses to be conducted by TRSs, and to that extent limit their opportunities. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if Lamar Advertising needs or requires the target company to comply with some REIT requirements prior to closing.

Lamar Advertising has no experience operating as a REIT, which may adversely affect its financial condition, results of operations, cash flow, per share trading price of Lamar Class A common stock and ability to satisfy debt service obligations.

Lamar Advertising has no operating history as a REIT. In addition, its senior management team has no experience operating a REIT. We cannot assure you that its management’s past experience will be sufficient to operate Lamar Advertising Company successfully as a REIT. Failure to maintain REIT status could adversely affect Lamar Advertising’s and its subsidiaries’ financial condition, results of operations, cash flow, per share trading price of Lamar Adverting’s Class A common stock and ability to satisfy debt service obligations, including Lamar Media’s ability to service the notes being offered hereby.

Legislative or other actions affecting REITs could have a negative effect on Lamar Advertising and its subsidiaries, including Lamar Media.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the U.S. Department of the Treasury, and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect Lamar Advertising and its subsidiaries. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws, regulations and administrative interpretations applicable to Lamar Advertising may be changed. Accordingly, we cannot assure you that any such change will not significantly affect Lamar Advertising’s ability to qualify for taxation as a REIT or the federal income tax consequences to it of such qualification.